Exhibit 16.1
October 1, 2007

Securities and Exchange Commission
100 F Street, NE
Washington , D.C. 20549

Commissioners:

We have read the statements made by ECOSS, Inc.  (copy attached), which was filed with the Commission, as part of the Company’s Form 6-K report filed on or around October 1, 2007. We agree with such statements made insofar as they relate to our Firm.

Very truly yours,

/s/ KDA Audit Corporation
KDA Audit Corporation